FOR IMMEDIATE RELEASE

Edward and Ludmila Smolyansky Provide Update on the Definitive Consent Solicitation Process Currently Underway and Respond to Lifeway Foods, Inc. (NASDAQ: LWAY)

CHICAGO, July 11, 2025 /PRNewswire/ — Edward and Ludmila Smolyansky, long-term shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY) who together exercise voting control with respect to approximately 26% of the outstanding shares of Lifeway Foods, today provided an update on the consent solicitation process launched through the filing of a definitive Consent Statement with the U.S. Securities and Exchange Commission (SEC) on July 2, 2025.

Consent Solicitation Gains Momentum

"Our outreach program is fully underway, as momentum continues to build behind our consent solicitation," stated the Smolyanskys. "We are encouraged by the positive response from fellow shareholders who share our concerns about the current Board's actions."

Response to Lifeway Foods

On July 3, 2025, the Company issued a press release stating its view that the consent solicitation is legally deficient because the public filing of the Consent Statement does not constitute adequate notice to shareholders, and because the Board has not set a record date. The Company further “urged” shareholders to “disregard the Smolyanskys’ recent filings….”

However, the Company failed to acknowledge that both a record date and a shareholder list were formally requested by Mr. Smolyansky in a letter dated June 17, 2025—a request that remains unfulfilled.

Mr. Smolyansky responded:

“Predictably, the Board is seeking to suppress shareholders and avoid accountability yet again. Regardless of which side they support, all shareholders should be offended that their directors, having already postponed the Company’s 2025 annual meeting, are apparently planning to challenge our written consent based on their own failures to act. Shareholders do not need further evidence that this Board will never respond to Lifeway’s shareholders until it is forced to do so under law, and we ask all shareholders to help us achieve that goal by signing and returning the WHITE consent card, as described in our definitive consent statement.”

Board Actions Contradict Own Statements

Even more concerning, recent securities filings suggest that Board leadership does not believe the Board’s own statements in a prior press release that Danone’s $27 per share offer “severely undervalues the Company,” which it has used as justification to adopt a poison pill.

Jason Scher, the lead independent director and Chairperson of the Audit and Corporate Governance Committee, sold 24,566 of his 24,567 shares for nearly $600,000 at an average share price of $24.23. His Form 4 filings over the last two weeks indicate he now owns only a single common share of Lifeway Foods. These sales appear to violate the Company’s director stock ownership and holding policy, which requires that Mr. Scher hold Lifeway shares valued at 200% of his annual retainer. Edward and Ludmila Smolyansky call on the Board to address why this does not violate its policy, and how Mr. Scher’s sales are consistent with the Board’s purported view that Danone’s offer undervalues the Company.

1

Mr. Smolyansky reacted:

"Director Scher selling nearly all of his shares last week is a very troubling indicator about what the Board plans for the Company and what impact those plans will have on the stock price," Mr. Smolyansky stated. "How can shareholders trust Board members who are divesting their own holdings while telling us to reject a $27 per share offer they claim 'severely undervalues' the Company?"

Call to Action

Edward and Ludmila Smolyansky request that shareholders execute and return WHITE consent cards, in accordance with the instructions in their definitive consent statement. For more information and to contact the shareholder group, visit and follow on Linkedin

Important Information

This communication is not a request for a proxy to vote on, or shareholder consent with respect to, any matter. Any written solicitation of a proxy or shareholder consent by Mr. Smolyansky or Mrs. Smolyansky will be made through a definitive proxy statement or definitive consent statement, including the definitive consent statement filed by them with the SEC on July 2, 2025 (the “Consent Statement”). Lifeway shareholders are urged to read the Consent Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Consent Statement and other relevant documents at sec.gov.

Participants in the Solicitation

Mr. Smolyansky and Mrs. Smolyansky filed the Consent Statement with the SEC on July 2, 2025, which relates to, among other matters, their intent to seek shareholder consents to remove Lifeway’s current board of directors and elect each of Ludmila Smolyansky, Edward Smolyansky, Richard Beleutz, Cindy Curry, Michael Leydervuder, George Sent, and Robert Whalen (each, a “Nominee”) as directors of Lifeway. In addition, Mr. Smolyansky filed a preliminary proxy statement with the SEC on April 16, 2025, relating to his intent to nominate each Nominee for election as directors of Lifeway at its 2025 annual meeting of shareholders. Each Nominee may be deemed to have an interest in any solicitation of written consents or proxies by Mr. Smolyansky and Mrs. Smolyansky, as applicable.

The participants (the “Participants”) in any solicitation of shareholder consents or proxies by Mr. Smolyansky or Mrs. Smolyansky may be deemed to be Mr. Smolyansky, Mrs. Smolyansky and each of the other Nominees. Lifeway shareholders can obtain information regarding the Participants and their direct and indirect interests, by security holdings or otherwise, in Appendix B to the Consent Statement, which information is incorporated herein by reference.

2